Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-272939

PROSPECTUS SUPPLEMENT NO. 8

(TO PROSPECTUS DATED JUNE 30, 2023)

C3IS INC.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated June 30, 2023 (“Prospectus”), of C3is Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-272939), as amended or supplemented from time to time. This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission on March 15, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 15, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2024

Commission File Number 001-41717

C3IS INC.

(Translation of registrant’s name into English)

331 Kifissias Avenue Erithrea 14561 Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

The press release issued by C3is Inc. on March 15, 2024, announcing receipt of a Delisting Determination Letter from Nasdaq, is attached hereto as Exhibit 99.1.

*****

This report on Form 6-K is hereby incorporated by reference into the Company’s Registration Statement on Form S-8 (Reg. No. 333-273306) filed with the Securities and Exchange Commission on July 18, 2023.

EXHIBIT INDEX

99.1	Press Release, dated March 15, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 15, 2024

C3IS INC.

By:	/s/ Nina Pyndiah
Name:	Nina Pyndiah
Title:	Chief Financial Officer

Exhibit 99.1

C3is Inc.

C3IS INC. Announces Receipt of Nasdaq Delisting Determination; Appeal

Athens, Greece, March 15, 2024 – C3is Inc. (Nasdaq: CISS) (the “Company”), a ship-owning company providing dry bulk and crude oil tanker seaborne transportation services, announced today that it has received a staff determination letter, dated March 15, 2024, from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the Company’s common stock had a closing bid price of $0.10 or less for ten consecutive trading days, through March 14, 2024, and that, consistent with Nasdaq Listing Rule 5810(c)(3)(A)(iii), the Staff has determined to delist the Company’s common stock from The Nasdaq Capital Market. The letter further provides that the Company has until March 22, 2024 to appeal the Staff’s decision.

In response, the Company is appealing the Nasdaq Staff Determination by requesting a hearing before a Nasdaq Hearings Panel, in accordance with Nasdaq Listing Rule 5800 Series procedures. The appeal initiates a stay on the delisting of the Company’s common stock until the Nasdaq Hearing Panel’s decision, with hearings are typically scheduled 30-45 days after the hearing request. Throughout this process, the Company’s common stock will continue trading on the Nasdaq Capital Market under the symbol “CISS.”

In addition, as previously announced, the Company has also been in non-compliance with Nasdaq Rule 5550(a)(2), triggered by the closing bid price of its Common Shares remaining below $1.00 per share for thirty consecutive trading days for which it had been granted a grace period to regain compliance with such rule.

The Company will consider various alternatives, including a reverse stock split.

ABOUT C3IS INC.

C3is Inc. is a ship-owning company providing dry bulk and crude oil seaborne transportation services. The Company owns three vessels, two handysize dry bulk carriers with a total capacity of 64,000 deadweight tons (dwt) and an Aframax oil tanker with a cargo carrying capacity of approximately 115,800 dwt, resulting with a fleet total capacity of 179,800 dwt. C3is Inc.’s shares of Common Stock are listed on the Nasdaq Capital Market and trade under the symbol “CISS.”

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance, including statements regarding the Company’s expectation regarding the intent and plan of the Company to regain compliance with Nasdaq continued listing requirements, the outcome of the hearing and appeal process, and the anticipated actions by the Nasdaq Staff and the Company’s responses and their anticipated outcome, and the ability for the common stock to remain listed on Nasdaq, which are other than statements of historical facts. The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although C3IS INC. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, C3IS INC. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Company Contact:

Nina Pyndiah

Chief Financial Officer

C3IS INC.

00-30-210-6250-001

E-mail: info@c3is.pro